SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13D/A
(Rule 13d-101)
(Amendment No. 3)
Under the Securities Exchange Act of 1934
Adherex Technologies Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
00686R200

(CUSIP NUMBER)
Southpoint Capital Advisors LP
623 Fifth Avenue, Suite 2503
New York, NY 10022
(212) 692-6350

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
- with copies to -
Eliot D. Raffkind
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4618
(214) 969-2800
February 22, 2010

(Date of event which requires filing of this statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box ☐.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint Master Fund, LP 20-1158521

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	PN
*SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint Fund LP 20-1095649

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	PN

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint Qualified Fund LP 20-1095583

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	PN

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint Offshore Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	PN

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint Capital Advisors LP 20-0975910

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	IA, PN
*SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint GP, LP 20-1095514

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	PN

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint Capital Advisors LLC 20-0975900

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

32.4%

14	TYPE OF REPORTING PERSON*

OO

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpoint GP, LLC 20-1064783

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	OO

CUSIP No.	00686R200	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) John S. Clark II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,504,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		41,504,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	41,504,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	32.4%

14	TYPE OF REPORTING PERSON*

	IN

SCHEDULE 13D/A
     This Amendment No. 3 (this “Amendment”) to Schedule 13D relates to shares of common stock (the “Common Stock”) and warrants to purchase Common Stock (“Warrants”) of Adherex Technologies Inc., a Canadian corporation (the “Issuer”).
     This Amendment is being filed by (i) Southpoint Master Fund, LP, a Cayman Islands exempted limited partnership (the “Master Fund”), as the holder of the shares of Common Stock; (ii) Southpoint Fund LP, a Delaware limited partnership (the “Fund”); (iii) Southpoint Qualified Fund LP, a Delaware limited partnership (the “Qualified Fund”); (iv) Southpoint Offshore Fund, Ltd., a Cayman Islands exempted company (the “Offshore Fund”); (v) Southpoint GP, LLC (“Southpoint GP LLC”), a Delaware limited liability company; (vi) Southpoint Capital Advisors LLC (“Southpoint CA LLC”), a Delaware limited liability company; (vii) Southpoint Capital Advisors LP (“Southpoint Advisors”), a Delaware limited partnership; (viii) Southpoint GP, LP (“Southpoint GP”), a Delaware limited partnership; and (ix) John S. Clark II, a citizen of the United States. John S. Clark II is a member of each of Southpoint GP LLC and Southpoint CA LLC and a limited partner of each of Southpoint Advisors and Southpoint GP. Southpoint GP LLC is the general partner of Southpoint GP. Southpoint GP is the general partner of the Fund, the Qualified Fund and the Master Fund. The Offshore Fund, the Fund, and the Qualified Fund are also general partners of the Master Fund. The persons mentioned in (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) are referred to herein as the “Reporting Persons.”
     This Amendment is being filed to report that the number of Warrants owned by the Reporting Persons has been reduced to 0. This Amendment modifies the original Schedule 13D (the “Original 13D”) filed by the Reporting Persons on March 2, 2007.
     Except as set forth below, all previously reported items remain unchanged.
Item 5. Interest in Securities of the Issuer
Item 5 of the Original 13D is hereby amended and restated as below:
     (a) As of February 23, 2010, the Reporting Persons beneficially own 41,504,000 shares of Common Stock, which represents 32.4% of the Issuer’s outstanding shares of Common Stock, which such percentage was calculated by dividing (i) 41,504,000, the number of shares of Common Stock beneficially owned by the Reporting Persons by (ii) 128,226,787 shares of Common Stock, the number of shares of Common Stock issued and outstanding as of November 13, 2009, as disclosed in the Issuer Form 10-Q filed with the SEC on November 16, 2009.
     (b) The Reporting Persons have the power to vote and dispose of the 41,504,000 shares of Common Stock held by the Master Fund.
     The filing of this statement on Schedule 13D shall not be construed as an admission that any of the Reporting Persons is for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the 41,504,000 shares of Common Stock held by the Master Fund. Pursuant to Rule 13d-4, each of the Reporting Persons disclaims all such beneficial ownership.

     (c) Except for the transactions described in Item 5 hereof, none of the Reporting Persons has effected any transactions in the Common Stock of the Issuer during the past sixty (60) days.
     (d) Not Applicable.
     (e) Not Applicable.
Item 7. Material to be Filed as Exhibits
Item 7 of the Original 13D is hereby amended and restated as below:
Exhibit 1      Joint Filing Agreement dated February 23, 2010, among the Reporting Persons.

Signature
     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: February 23, 2010

SOUTHPOINT MASTER FUND, LP

By:	Southpoint GP LP, its general partner

By:	Southpoint GP, LLC
its general partner

By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Manager

SOUTHPOINT FUND LP

By:	Southpoint GP LP, its general partner

By:	Southpoint GP, LLC
its general partner

By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Manager

SOUTHPOINT QUALIFIED FUND, LP

By:	Southpoint GP LP, its general partner

By:	Southpoint GP, LLC
its general partner

By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Manager

SOUTHPOINT OFFSHORE FUND, LTD.
By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Director

SOUTHPOINT CAPITAL ADVISORS, LP

By:	Southpoint Capital Advisors LLC
its general partner

By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Manager

SOUTHPOINT GP, LP

By:	Southpoint GP, LLC
its general partner

By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Manager

SOUTHPOINT CAPITAL ADVISORS, LLC
By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Manager

SOUTHPOINT GP, LLC
By:	/s/ John S. Clark II
Name:	John S. Clark II
Title:	Manager

/s/ John S. Clark II
John S. Clark II